EXHIBIT 1.1

                           STOCK PURCHASE AGREEMENT



    THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is entered into as of this 2nd day of June, 1999, by and between RealAmerica Co. ("RealAmerica"), a Delaware corporation, as SELLER and those individuals listed on Exhibit "A" attached hereto and made a part hereof, (collectively referred herein as the "The Merrion Shareholders"), as BUYER.

                              W I T N E S S E T H:

     WHEREAS, RealAmerica is the owner of 100% of the capital stock of Merrion Reinsurance Company Ltd. ("Merrion"), a corporation domiciled in Ireland; and

     WHEREAS, in connection with its acquisition of Trucat Holding Company, Inc., a Delaware corporation (hereinafter "Trucat") RealAmerica is obligated prior to the closing with Trucat to dispose of its business interests and subsidiaries with the result that RealAmerica shall have no interest in Merrion at the time of the acquisition of Trucat; and

     WHEREAS, RealAmerica desires to sell, transfer and assign to The Merrion Shareholders all of its right, title and interest in and to 100% of the capital stock of Merrion in exchange for the shares held by The Merrion Shareholders in RealAmerica as set out on Exhibit "A" attached hereto and made a part hereof; and

     WHEREAS, it is the intent of both RealAmerica and The Merrion Shareholders that The Merrion Shareholders acquire all of the assets and liabilities of Merrion at the time of closing and that The Merrion Shareholders retain no interest in or to any class of stock of RealAmerica; and

     WHEREAS, the Board of Directors of RealAmerica and The Merrion Shareholders deem it in the best interests of each to complete the transaction herein contemplated;

     NOW, THEREFORE, in consideration of the promises and of the mutual agreements, provisions, covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:


                   1.   Purchase and Sale of Assets.
                        ----------------------------

     1.01 PURCHASE AND SALE. On and subject to the terms and conditions of this Agreement, The Merrion Shareholders agrees to purchase from RealAmerica and RealAmerica agrees to sell, transfer, convey and deliver to The Merrion Shareholders all of RealAmerica's right, title and interest in and to the Acquired Assets.


     1.02 PURCHASE PRICE. The Merrion Shareholders agree to purchase the Acquired Assets from RealAmerica at Closing for the following consideration:

          (a) The Merrion Shareholders will endorse stock certificates to RealAmerica representing 5,273,000 shares of fully paid, non-assessable restricted Class B common stock of RealAmerica.

          (b) The Merrion Shareholders will endorse stock certificates to RealAmerica representing 91,000 shares of the fully paid, non-assessable restricted Series A preferred stock of RealAmerica.


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     1.03  CLOSING.  Subject to the terms and provisions of this Agreement, the closing of the transactions contemplated by this Agreement will be at 10:00 a.m. at the offices of RealAmerica located at 100 NW Second Street, Suite 312, Evansville, IN 47708, on or before, June 30, 1999, or at such earlier or later date or such other place as shall be mutually agreed upon by The Merrion Shareholders and RealAmerica, such date and time sometimes being referred to herein as the "Closing" or "Closing Date."


        2.   Representations and Warranties of The Merrion Shareholders.
             -----------------------------------------------------------

     The Merrion Shareholders represent and warrant both jointly and severally, to RealAmerica that, to the best of its knowledge, the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.


     2.01 AUTHORITY. The Merrion Shareholders have all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by The Merrion Shareholders.

     2.02  DISCLOSURE.  The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 not misleading.

     2.03 REPRESENTATION. The Merrion Shareholders represent and warrant that in making the decision to sell the Acquired Assets, they have relied upon their own independent investigations and the independent investigations by their representatives, including their own professional legal, tax, and business advisors, and that The Merrion Shareholders and their representatives have been given the opportunity to examine all relevant documents and to ask questions of and to receive answers from RealAmerica.


          3.   Representations and Warranties Concerning RealAmerica.
               ------------------------------------------------------

     RealAmerica, represents and warrants to The Merrion Shareholders that, to the best of their knowledge, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

     3.01 AUTHORITY. RealAmerica has all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by RealAmerica hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. This Agreement constitutes, and each other agreement and instrument to be executed by RealAmerica hereunder, when executed and delivered by RealAmerica, will constitute, the valid and binding obligation of RealAmerica enforceable against it in accordance with its terms.

     3.02 NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which RealAmerica is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate,


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terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which RealAmerica is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any security interest upon any of its assets. RealAmerica is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government, governmental agency, bank, financial institution or other party in order for RealAmerica and The Merrion Shareholders to consummate the transactions contemplated by this Agreement.

     3.03 TITLE. RealAmerica has, and upon the Closing Date will have, valid and binding contractual rights to acquire the Acquired Assets, free and clear of all liens, claims, mortgages, security interests, pledges, encumbrances or restrictions on transfer of any kind or nature.


     3.04 GOVERNMENTAL APPROVALS. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority (including, without limitation, any department, bureau or agency), is required to be obtained or made in connection with the execution and delivery of this Agreement by RealAmerica or the consummation by RealAmerica of the transactions contemplated hereby the failure of which to obtain would have a material adverse affect on the Acquired Assets, The Merrion Shareholders or The Merrion Shareholders's ability to own, operate or exploit the Acquired Assets.

     3.05  DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.


                            4.   Survival and Indemnity.
                                 -----------------------

     4.01 SURVIVAL. All of the representations and warranties of RealAmerica contained in this Agreement and the representations of The Merrion Shareholders contained in this Agreement shall survive the Closing Date, even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing Date, and shall continue in full force and effect for a period of six months thereafter.

     4.02 INDEMNIFICATION FOR BENEFIT OF THE THE MERRION SHAREHOLDERS . In the event RealAmerica breaches any of their joint and several representations, warranties or covenants contained herein, and provided that The Merrion Shareholders makes a written claim for indemnification against RealAmerica pursuant to Section 4.04, then RealAmerica agrees to indemnify and hold armless The Merrion Shareholders from and against the entirety of any Adverse Consequences The Merrion Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences The Merrion Shareholders may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     4.03 INDEMNIFICATION FOR BENEFIT OF REALAMERICA. In the event The Merrion Shareholders breaches any of its representations, warranties and covenants contained herein, and provided that RealAmerica makes a written claim for indemnification against The Merrion Shareholders pursuant to Section 4.04, then The Merrion Shareholders agree to indemnify and hold harmless RealAmerica from and against the entirety of any Adverse Consequences RealAmerica may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by the breach.


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     4.04  INDEMNIFICATION PROCEDURE.  If any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnified Party's choice reasonably satisfactory to the Indemnifying Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party not to be withheld unreasonably, and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party for all liability with respect thereto, without the written consent of the Indemnified Party not to be withheld unreasonably. In the event no Indemnifying Party notifies the Indemnified Party with 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     4.05 DETERMINATION OF LOSS. The parties shall make appropriate adjustment for tax benefits and insurance proceeds and for the time cost of money in determining the amount of loss for purposes of this Section 4.

     4.06 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty or covenant.

     4.07 DEFINITION OF ADVERSE CONSEQUENCES. As used in this Section 4, "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demand, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses (including any losses resulting from the loss or invalidity of the leases comprising the Acquired Assets), expenses and fees, including all attorneys' fees and court costs.


              5.   Conduct and Transactions prior to Closing.
                   ------------------------------------------

     5.01 COVENANTS OF REALAMERICA. Between the date of this Agreement and the Closing Date or, if earlier termination of this Agreement:

          (a) RealAmerica agrees to give The Merrion Shareholders its agents and representatives, full access to the Acquired Assets and all of RealAmerica's premises and books and records relating to the Acquired Assets and its operation, and to furnish The Merrion Shareholders with such financial and operating data and other information with respect to the Acquired Assets and its ownership and operation as The Merrion Shareholders shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties of RealAmerica hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of RealAmerica.

          (b)RealAmerica will conduct its business relating to the Acquired Assets only in the ordinary course and will not engage in any practice, take any action or enter into any transaction relating to the Acquired Assets outside the ordinary course of business.




                        6.   Conditions to Closing.
                             ----------------------

     6.01 CONDITIONS TO OBLIGATIONS OF THE MERRION SHAREHOLDERS. The obligation of The Merrion Shareholders to effect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

          (a) RealAmerica shall have furnished The Merrion Shareholders with certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action approving the execution, delivery and performance of this Agreement.

          (b) Except to the extent waived hereunder, (i) the representations and warranties of RealAmerica contained herein shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; and (ii) RealAmerica shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied by them prior to the Closing Date.

          (c) RealAmerica shall have obtained and delivered to The Merrion Shareholders all consents required to consummate the transactions contemplated by this Agreement.

          (d) There shall not have occurred (i) any material adverse change in the Acquired Assets or the business, properties, results of operations or financial condition of RealAmerica, (ii) any loss of or damage to any of the Acquired Assets (whether or not covered by insurance) of RealAmerica which will materially affect or impair the ability of The Merrion Shareholders to own or operate the Acquired Assets.

          (e) All statutory requirements for the valid consummation by RealAmerica of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by RealAmerica of the transactions contemplated by this Agreement and to permit the business now or previously carried on by RealAmerica at the Acquired Assets to continue unimpaired to any material degree immediately following the Closing Date shall have been obtained. Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) an investigation or other proceeding which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of RealAmerica, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

          (f) RealAmerica shall have complied with the delivery requirements set forth in Section 7.03 of this Agreement.

     6.02 CONDITIONS TO OBLIGATIONS OF REALAMERICA. The obligation of RealAmerica to effect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

          (a) Except to the extent waived hereunder, (i) the representations and warranties of The Merrion Shareholders contained herein shall be true in all material respects at the Closing Date with the same effect as though made at such time; and (ii) The Merrion Shareholders shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

          (b) All statutory requirements for the valid consummation by The Merrion Shareholders of the transactions contemplated by this Agreement shall have been fulfilled.

          (c) To the extent necessary to complete the transactions contemplated hereby, the Merrion Shareholders shall cooperate with the management of RealAmerica to resign offices or directorships as the case may be and to take other action necessary and requisite in the discretion of management of RealAmerica to effect the Trucat acquisition.


                         7.   Actions at Closing.
                              -------------------

     7.01 TRANSACTIONS AT THE CLOSING. At the Closing the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events.

     7.02 DELIVERIES BY THE MERRION SHAREHOLDERS. At Closing, The Merrion Shareholders will deliver to RealAmerica:

          (a) a certificate(s) for the RealAmerica Shares, properly endorsed;

     7.03 DELIVERIES BY REALAMERICA. At Closing, RealAmerica shall deliver to The Merrion Shareholders:

          (a) The stock certificates and other instruments of transfer, assignment and conveyance as The Merrion Shareholders shall reasonably request to vest in The Merrion Shareholders good and marketable title to the Acquired Assets; and

          (b) certified copies of corporate resolutions and other corporate proceedings taken by RealAmerica to authorize the execution, delivery and performance of this Agreement; and


                              8.   Termination.
                                   ------------

     8.01 TERMINATION OF THE AGREEMENT. The parties may terminate this Agreement as provided below:

          (a) The Merrion Shareholders and RealAmerica may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) The Merrion Shareholders may terminate this Agreement by giving written notice to RealAmerica on or before the Closing Date if The Merrion Shareholders are not satisfied with the results of their continuing business, legal and accounting due diligence regarding RealAmerica;

          (c) The Merrion Shareholders may terminate this Agreement by giving written notice to RealAmerica at any time prior to the Closing (i) in the event RealAmerica has breached any material representation, warranty or covenant contained in this Agreement in any material respect, The Merrion Shareholders have notified RealAmerica of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 1999, or such later date as may be agreed to by The Merrion Shareholders and RealAmerica in writing, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from The Merrion Shareholders itself breaching any representation, warranty or covenant contained in this Agreement); and

          (d) RealAmerica may terminate this Agreement by giving written notice to The Merrion Shareholders at any time prior to the Closing (i) in the event The Merrion Shareholders have breached any material representation, warranty or covenant contained in this Agreement in any material respect, RealAmerica has notified The Merrion Shareholders of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 1999, or such later date as may be agreed to by The Merrion Shareholders and RealAmerica in writing, by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from RealAmerica itself breaching any representation, warranty or covenant contained in this Agreement).

     8.02 EFFECT OF TERMINATION. If either The Merrion Shareholders or RealAmerica terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.


                            9.   Miscellaneous.
                                 --------------

     9.01 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Except as otherwise specifically provided, the covenants, representations and warranties contained herein shall expire and be terminated and extinguished at the Closing Date.

     9.02 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

     9.03 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid if addressed as follows:

    To:   The Merrion Shareholders

          The Merrion Shareholders
          C/o Merrion Reinsurance Company Ltd.
          9 Clanwilliam Terrace,
          Grand Canal Quay
          Dublin 2, Ireland

          Attention: Mr. Darren Thomas,
                     Managing Director

    To:  RealAmerica

             RealAmerica Co.
            100 NW Second Street
            Suite 312
            Evansville, IN 47708

            Attention: Mr. Jeffrey T. Wilson
                       Director


     9.04 NO ASSIGNMENT. This Agreement may not be assigned by either party or by operation of law or otherwise unless expressly agreed to in advance and in writing by both parties hereto and, in the event of an attempted assignment, this Agreement shall terminate.

     9.05 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.06 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.07 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.08 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by The Merrion Shareholders and RealAmerica. No waiver by an party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.09 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.10 EXPENSES. Except as otherwise expressly provided herein, each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                         The Merrion Shareholders


                         By:  /s/ Officer of the Cuff Foundation
                             _________________________________________


                         By:  /s/ Officer of the Speed 3105 Foundation
                             _________________________________________


                         By:  /s/ Officer of the Total Foundation
                             _________________________________________


                         By:  /s/ Darren Thomas
                             _________________________________________


                         RealAmerica Co.



                         By:  /s/ Jeffrey T. Wilson
                             _________________________________________

                                    Jeffrey T. Wilson
                                    Director